STATE OF WYOMING * SECRETARY OF STATE

EDWARD A. BUCHANAN

Compliance Division

Herschler Bldg East, Ste.100 & 101, Cheyenne, WY 82002-0020 Phone (307) 777-7370 · Fax (307) 777-7640

Website: https://sos.wyo.gov · Email: compliance@wyo.gov

April 22, 2020

Scott P Doney, Esq.

The Doney Law Frim

4955 S Durango Dr Ste 165 Las Vegas, NV 89113

RE: LifeQuest World Corp

Wyoming File Number: 2020-00050503

Dear Scott P Doney, Esq.:

This office has ordered the above referenced offering effective on 04-22-2020 and this letter will serve as notice. The offering is effective for a period of one year from the date of effectiveness.

Please feel free to contact this office at (307) 777-7370 or via e-mail at Investing@wyo.gov if you have any questions.

Sincerely, Compliance Division

Wyoming Secretary of State’s Office